Exhibit 10.2

EMPLOYMENT AGREEMENT

          This Employment Agreement (this “Agreement”), dated as of July 18, 2003, is entered into between Viewpoint Corporation, a Delaware Corporation with its principal office at 498 Seventh Avenue, New York, N.Y. 10018 (“Viewpoint”), and William H. Mitchell (“Executive”).

          WHEREAS, Viewpoint desires to retain Executive’s services as Chief Financial Officer, and Executive desires to be retained by Viewpoint to serve as Chief Financial Officer of Viewpoint.

          NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto hereby agree as follows:

1. Employment; Term.

(a) Duties and Responsibilities. Subject to the terms and conditions of this Agreement, Viewpoint hereby employs Executive, and Executive hereby accepts employment with Viewpoint, as Chief Financial Officer. Executive shall devote his full business time and attention to the business and affairs of Viewpoint and its subsidiaries. Executive shall observe and comply with Viewpoint’s policies, rules and regulations regarding the performance of his duties, shall use his best efforts, skills and abilities to promote Viewpoint’s interests and shall perform his duties faithfully, competently and in such manner as Viewpoint’s Chief Executive Officer and Board of Directors (the “Board”) may from time to time reasonably direct.

(b) Duty of Loyalty. Executive will execute the “Duty of Loyalty Agreement” that is annexed hereto as Exhibit A and is made a part of this Agreement.

(c) Principal Place of Employment. Executive’s principal place of employment shall be at Viewpoint’s headquarters in New York, New York, or at such other location as shall be mutually acceptable to Executive and the Board.

(d) Representations. Executive affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, Executive’s acceptance of employment hereunder, the employment of Executive by Viewpoint, or Executive’s undertakings under this Agreement. Notwithstanding the foregoing, Viewpoint acknowledges that Executive is an active participant in several charitable organizations and agrees that Executive may, on up to ten (10) business days per annual period during the Term of Employment, work remotely and on a partial day basis on days for which Executive is performing duties relating to the charitable organizations, provided that performance of such duties does not conflict with his obligations under this Agreement. Viewpoint further acknowledges that Executive may be called upon by officers of MaxWorldwide, Inc. (Executive’s former employer) to assist in affairs relating to MaxWorldwide, Inc.’s liquidation and agrees that Executive may, in response to requests by officers of MaxWorldwide, Inc., spend an average of twenty (20) hours per month over the first six (6) months of the Term of Employment (as defined below) providing such assistance; provided, however, that performance of such services does not conflict with Executive’s obligations under this Agreement.

(e) Executive’s employment hereunder shall commence on August 4, 2003 (the “Commencement Date”), and terminate at 12:01 a.m. on August 4, 2005, unless terminated earlier pursuant to Section 3 below. Executive’s employment shall be extended for additional one (1) year terms after the initial term of employment unless either party gives the other party notice of its or his intention not to renew at least sixty (60) days prior to the expiration of the then current term of employment. The initial term of employment and any subsequent extensions shall be referred to as the “Term of Employment”.

          2. Compensation and Benefits. Viewpoint shall pay the following compensation and provide the following benefits to Executive during the Term of Employment:

(a) Base Salary. Executive shall receive a base salary of $225,000 per annum (the “Base Salary”), payable in approximately equal installments in accordance with the customary payroll practices of Viewpoint. Viewpoint will review Executive’s Base Salary on an annual basis. If the rate of Base Salary per annum paid to Executive is increased during the Term of Employment, such increased rate shall thereafter constitute the Base Salary for all purposes of this Agreement. Executive’s Base Salary shall not be decreased during the Term of Employment without the mutual consent of Executive and Company.

(b) Bonuses.

(i) Annual Bonus. Executive shall receive a bonus of not less than $25,000 per annum payable in four (4) equal quarterly installments, with the first such installment payable on November 4, 2003.

(ii) Discretionary Bonus. Viewpoint and Executive shall cooperate in good faith to establish management based objectives for Executive for each annual period during the Term of Employment. To the extent that Executive achieves these management-based objectives, Executive will be eligible to receive a bonus of up to $50,000 per annum in addition to the annual bonus described above and such bonus will be payable within thirty (30) days of the anniversary of the Commencement Date. The management-based objectives for the first year of the Term of Employment will be established in mutual cooperation by Executive and the Chief Executive Officer within sixty (60) days following the Commencement Date.

(c) Housing Allowance. Viewpoint will reimburse Executive for his reasonable expenses associated with lodging in New York City in an amount not to exceed $2,080 per month during the first twelve (12) months of the Term of Employment.

(d) Options to Acquire Viewpoint Common Stock. Viewpoint will grant to Executive an option to acquire shares of Viewpoint common stock (the “Options”) as follows:

(i) Viewpoint will grant to Executive an Option to acquire 350,000 shares of Viewpoint common stock at an exercise price equal to the closing price of Viewpoint’s common stock at the close of business on the business day immediately preceding the Commencement Date.

(ii) Viewpoint will grant to Executive an Option to acquire an additional 150,000 shares of Viewpoint common stock on or before the first (1st) anniversary of the Commencement Date at an exercise price equal to the closing price of Viewpoint’s common stock on the date of grant.

(iii) Twenty-five percent (25%) of the shares subject to each of the above Options will vest on the first (1st) anniversary of the date the Option is granted and one-thirty-sixth (1/36th) of the remaining shares will vest monthly thereafter.

(iv) The Options will be subject to the terms of award agreements to be executed by Viewpoint and Executive.

(e) Benefit Plans; Vacation. Executive shall be entitled to participate in all benefit plans maintained for Viewpoint employees, and Viewpoint shall pay for Executive’s participation in such plans to the same extent that Viewpoint makes payments for other executive officers’ participation. Executive shall be entitled to four (4) weeks of paid vacation per annum, to be accrued and used in accordance with Viewpoint’s policies.

(f) Withholdings and Deductions. The payment of any Base Salary, bonus or other compensation hereunder shall be subject to income tax, social security and other applicable withholdings, as well as such deductions as may be required under Viewpoint’s employee benefit plans.

3. Termination; Severance; Change in Control; Non-Renewal.

(a) Termination Without Cause or With Good Reason in First Twelve (12) Months of Employment. If, within twelve (12) months following the Commencement Date, Viewpoint terminates Executive’s employment without Cause (as defined below), or if Executive terminates his employment with Viewpoint for Good Reason (as defined below), Viewpoint will pay to Executive an amount equal to six (6) months of Executive’s then current Base Salary, and fifty percent (50%) of the unvested portion of Options granted to Executive at any time before such termination will immediately vest and will remain exercisable by Executive for three (3) months following the effective date of termination (the “Termination Date”).

(b) Termination Without Cause or With Good Reason After Twelve (12) Months of Employment. If, at any time during the Term after the date that is twelve (12) months following the Commencement Date, Viewpoint terminates Executive’s employment without Cause, or if Executive terminates his employment with Viewpoint for Good Reason, Viewpoint will pay to Executive an amount equal to one (1) times Executive’s then current Base Salary, and one hundred percent (100%) of the unvested portion of Options granted to Executive at any time before such termination will immediately vest and will remain exercisable by Executive for three (3) months following the Termination Date.

(c) Termination Without Cause or With Good Reason Following a Change in Control of Viewpoint.

(i) Change in Control Agreement Executed Within First Twelve (12) Months. If, within twelve (12) months following the Commencement Date, (A) Viewpoint enters into an agreement that leads to a Change in Control (as defined below), and (B) Executive’s employment is terminated by Viewpoint without Cause, or by Executive for Good Reason, at any time within one (1) year following the Change in Control, then

(A) Executive shall be entitled to a lump sum amount, in cash and payable within ten (10) days following the Termination Date, equal to one (1) times Executive’s Base Salary;

(B) Fifty percent (50%) of the unvested portion of Options granted to Executive at any time before such termination will immediately vest and will remain exercisable by Executive for three (3) months following the Termination Date;

(C) Unless otherwise prohibited by the terms of the applicable plans, Executive shall be entitled to continued participation in Viewpoint’s welfare benefit plans for one (1) year following the Termination Date, including, without limitation, all medical, prescription, dental, disability, group life, accidental death and travel accident insurance plans and programs of Viewpoint, at the level provided to Executive immediately prior to the Change in Control; provided, however, that if Executive becomes eligible for coverage under any plans of another employer that provide substantially similar coverage, the coverage provided by Viewpoint pursuant to this Subsection 3(c)(i)(C) will cease. In addition to the foregoing, Executive will be entitled to continue his coverage under the above plans to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985 “COBRA”) commencing on the first (1st) anniversary of the Termination Date.

(ii) Change in Control Agreement Executed After First Anniversary of Term of Employment. If, at any time after the first (1st) anniversary of the Commencement Date (A) Viewpoint enters into an agreement that leads to a Change in Control, and (B) Executive’s employment is terminated by Viewpoint without Cause, or by Executive for Good Reason, at any time within one (1) year following the Change in Control, then

(A) Executive shall be entitled to a lump sum amount, in cash and payable within ten (10) days following the Termination Date, equal to two (2) times Executive’s Base Salary,

(B) One hundred percent (100%) of the unvested portion of any Options granted to Executive at any time before such termination will immediately vest and will remain exercisable by Executive for three (3) months following the Termination Date,

(C) Unless otherwise prohibited by the terms of the applicable plans, Executive shall be entitled to continued participation in Viewpoint’s welfare benefit plans for one (1) year following the Termination Date, including, without limitation, all medical, prescription, dental, disability, group life, accidental death and travel accident insurance plans and programs of Viewpoint, at the level provided to Executive immediately prior to the Change in Control; provided, however, that if Executive becomes eligible for coverage under any plans of another employer that provide substantially similar coverage, the coverage provided by Viewpoint pursuant to this Subsection 3(c)(ii)(C) will cease. In addition to the foregoing, Executive will be entitled to continue his coverage under the above plans to the extent required by COBRA commencing on the first (1st) anniversary of the Termination Date.

(d) Non-Renewal. If Viewpoint elects not to renew this Agreement for a one (1) year period following the expiration of the initial Term of Employment or any renewal term, Viewpoint will pay to Executive an amount equal to his then current Base Salary. Executive shall be entitled to a lump sum amount, in cash and payable within ten (10) days following the Termination Date.

(e) Termination With Cause or Without Good Reason. If, at any time during the Term of Employment, Viewpoint terminates Executive’s employment with Cause, or if Executive terminates his employment with Viewpoint without Good Reason, Viewpoint will have no obligation to make any payments to Executive under this Agreement, and the unvested portion of any Options granted to Executive at any time before such termination will be forfeited and will not vest and will not be exercisable at any time by Executive.

(f) Non-Duplication of Benefits; No Interest. In the event of the termination of Executive’s employment, his rights under any benefit plans in which he is a participant shall be determined in accordance with the terms of the plans and by applicable law. Notwithstanding any other provision in this Agreement, nothing in this Agreement shall result in a duplication of payments or benefits provided under this Section 3, nor shall anything in this Agreement require Viewpoint to make any payment or to provide any benefit to Executive that Viewpoint is otherwise required to provide under any other contract, agreement or arrangement. No interest shall accrue on or be paid with respect to any portion of any payments hereunder, except as required by law.

(g) General Release. No payments or benefits payable to Executive upon the termination of his employment pursuant to this Section 3 shall be made to Executive unless and until he executes a general release substantially in the form attached hereto as Exhibit B.

          4. Definitions. In addition to certain terms defined elsewhere in this Agreement, the following terms will have the following respective meanings:

(b) “Cause” means the occurrence of any of the following:

(i) the willful and continuing refusal of Executive to follow the lawful directives of the Chief Executive Officer or the Board, provided that such directives are consistent with Executive’s title and position.

(ii) conduct that is intentional and known by Executive to be materially harmful or potentially materially harmful to Viewpoint’s best interest,

(iii) gross negligence in the performance of, or willful disregard of, Executive’s obligations hereunder,

(iv) Executive’s conviction of any felony, or

(v) Executive’s commission of any act of dishonesty or moral turpitude which, in the good faith opinion of the Board, is materially detrimental to Viewpoint;

provided, however, that in the event of a termination due to one or more of the reasons set forth in clauses (a)(i), (ii) and/or (iii), Executive shall be provided with a period of five (5) business days from the date Viewpoint gives notice of such termination to effectively cure or remedy such reason or reasons (unless such cure or remedy is not possible).

(c) “Good Reason” means the occurrence of any of the following:

(i) any material breach by Viewpoint of its obligations under this Agreement,

(ii) a significant diminution of Executive’s duties as set forth in Section 1 without Executive’s consent, or

(iii) a failure by Viewpoint to obtain a written agreement from any successor or assign of Viewpoint to assume the material obligations under this Agreement upon a Change in Control;

provided, however, that in the event of a termination for Good Reason, Viewpoint shall be provided with a period of five (5) business days from the date Executive gives notice of such termination to effectively cure or remedy such reason or reasons; and if Viewpoint fails to cure or remedy the reason or reasons for termination, Executive’s Good Reason termination shall be effective as of the date the notice was given.

(c) “Change in Control of Viewpoint” means and includes each of the following:

(i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by any person or any group of persons who constitute a group (within the meaning of Section 13d-3 of the Exchange Act) of any securities of Viewpoint such that, as a result of such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, more than fifty percent (50%) of Viewpoint’s outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board;

(ii) the consummation of any merger or any other business combination, in one or more transactions, including, but not limited to a sale of all or substantially all of the assets of Viewpoint, other than a transaction immediately following which the shareholders of Viewpoint who owned shares immediately prior to the transaction continue to own, by virtue of their prior ownership of Viewpoint shares, at least fifty percent (50%) of the voting power, directly or indirectly, of the surviving corporation in any such merger or business combination; or

(iii) the consummation of a plan of complete liquidation of Viewpoint.

          5. Miscellaneous.

               (a) Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives without Viewpoint’s prior written consent.

               (b) Binding Effect. Without limiting or diminishing the effect of Section 5(a) hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

               (c) Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

               (d) Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person, sent by first class certified or registered mail, postage prepaid or sent by overnight courier, if to Viewpoint, at its principal place of business, and if to Executive, at his home address most recently filed with Viewpoint, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

               (e) Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

               (f) Relevant Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to the conflict of laws principles thereof.

               (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

          6. Acknowledgement. Executive represents and acknowledges the following:

(a)	He has carefully read this Agreement in its entirety;

(b)	He understands the terms and conditions contained herein;

(c)	He has had the opportunity to review this Agreement with legal counsel of his own choosing and has not relied on any statements made by Viewpoint or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

(d)	He is entering into this Agreement knowingly and voluntarily.

          IN WITNESS WHEREOF, Executive and the authorized representative of the Board of Viewpoint execute and enter into this Agreement as of the date first above written.

EXECUTIVE	VIEWPOINT CORPORATION

/s/ William H. Mitchell	/s/ Robert E. Rice

William H. Mitchell	By: Robert E. Rice
Chief Executive Officer